Exhibit (j)(5)

Squire Sanders
Legal Counsel Worldwide

                               September 25, 2009

Allegiant Asset Management Company
200 Public Square, 5th Floor
Cleveland, Ohio 44114

          Re: Allegiant Ohio Intermediate Tax Exempt Bond Fund
              Allegiant Ohio Municipal Money Market Fund

Ladies and Gentlemen:

     We hereby consent to the use of our name and the reference of our firm in Post-Effective Amendment No. 86 to the Registration Statement on Form N-1A of Allegiant Ohio Intermediate Tax Exempt Bond Fund and Allegiant Ohio Municipal Money Market Fund and the related Statement of Additional Information. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                        Very truly yours,


                                        /s/ Squire, Sanders & Dempsey, L.L.P.